Exhibit 99.1(1)

2000 W. Sam Houston Parkway South
Suite 1700
Houston, TX 77042
713-267-7600 Tel
PRESS RELEASE
BRISTOW GROUP INC. ANNOUNCES AIRCRAFT PURCHASE
HOUSTON—(BUSINESS WIRE)—April 3, 2007—Bristow Group Inc. (NYSE:BRS), a leading provider of helicopter transportation services and production management services to the offshore energy industry, announced today that it had exercised options under its Helicopter Sales Agreement with Sikorsky Aircraft Corporation to purchase four additional S-92 helicopters. In conjunction with this exercise of options for the four S-92 helicopters, nine medium aircraft ordered previously have become options. In addition, Bristow has acquired options for ten additional S-92 helicopters, bringing the total number of options for S-92 helicopters to fourteen.
William E. Chiles, President and Chief Executive Officer said, “With all existing Sikorsky S-92 large helicopter orders already under contract, we are adding four more state-of-the-art S-92 aircraft to meet the foreseeable needs of our customers. We will continue to consider if and when to exercise our options for 22 additional large and 36 medium aircraft based on market demand.”
Bristow Group Inc. is the leading provider of helicopter transportation services to the worldwide offshore energy industry based on number of aircraft operated. Through its subsidiaries, affiliates and joint ventures, the Company has major operations in the U.S. Gulf of Mexico and the North Sea, and operations in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, Mexico, Nigeria, Russia and Trinidad. Additionally, the Company is a leading provider of production management services for oil and gas production facilities in the U.S. Gulf of Mexico. The Company’s Common Stock trades on the New York Stock Exchange under the symbol BRS.
Statements contained in this release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include intended use of aircraft and expected delivery dates. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the nine months ended December 31, 2007 and the annual report on Form 10-K for the year ended March 31, 2006. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
Investor Relations Contact:
Joe Baj
Phone: (713) 267-7605
Fax: (713) 267-7620
joe.baj@bristowgroup.com